EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 27, 1996, appearing on page 11 of Pulsarr Holding B.V. Consolidated Financial Statements for the years ended December 31, 1995 and 1994 on Form 8-K-A. We also consent to the references to us, Coopers & Lybrand, under the heading "Experts" in such Prospectus. Effective May 20, 1996, the partnership Coopers & Lybrand in the Netherlands was incorporated as an N.V. (Naamloze Vennootschap) under Dutch law. Therefore, this consent is signed Coopers &
Lybrand N.V. and our auditors report dated prior to May 20, 1996 is signed Coopers & Lybrand.



COOPERS & LYBRAND N.V.

Amsterdam
October 21, 1996